Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

VCI Global Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2) (3)
Equity	Ordinary Shares, $0.0001 par value per share (1)	Rule 457(c)	55,263,586	$3.135	$173,251,342.11	0.0001531	$26,524.78
Total Offering Amount							$26,524.78
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$26,524.78

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s ordinary shares on May 21, 2025, which is 5 business days within the registration statement filing date, as reported on the Nasdaq Capital Market.